Exhibit 8 (tt)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
Not Transferable
This Guaranteed Lifetime Withdrawal Benefit Rider (this “Rider”) is attached to a group deferred annuity contract (the “Contract”). The Contract number is set out on the Rider Specifications page. If a Participant chooses to activate it with respect to his or her interest in the Contract, this Rider will provide guaranteed withdrawal rights for the life of the Insured. A Participant will be entitled to take withdrawals from his or her interest in the Contract equal to the Benefit amount even if his or her interest in the Contract is exhausted. It will also provide guaranteed withdrawal rights for the life of the spouse of the Insured if the Participant so elects. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: This Rider is not effective with respect to the interest of a Participant in the Contract until he or she activates it. A Participant may activate this Rider by Written Request when permitted in the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the owner of the group Contract. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider changes the Contract only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
GROUP CONTRACT NUMBER: [00000000]
GROUP RIDER DATE: [SEPTEMBER 1, 2007]
ROLLUP BENEFIT: [5.0% FOR UP TO 5 YEARS FROM RIDER EFFECTIVE DATE]
BENEFIT PERCENTAGE:

Age on Benefit Start Date	Benefit Percentage
[At least age 55 but under age 60]	[4.0] %
[Age 60 or older]	[5.0] %
RIDER CHARGE RATES:

Insured Only		Insured and Spouse
Initial	Maximum	Initial	Maximum
[0.55] %	[1.20] %	[0.70] %	[1.20] %

INQUIRIES:	For information, or to make a complaint, call or write:

Policyowner Service Department Annuity Investors Life Insurance Company P.O. Box 5423 Cincinnati, Ohio 45201-5423 1-800-789-6771
If you prefer, you may visit us at our website, [www.GAFRI.com]

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.
Benefit: For a Participant, the guaranteed withdrawal benefit that is available under the BENEFITS section of this Rider.
Benefit Base Amount: For a Participant, the amount on which Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.
Benefit Start Date: For a Participant, the first day that a Benefit under this Rider is to be paid with respect to his or her interest in the Contract.
Benefit Year: For a Participant, a twelve (12) month period beginning on his or her Benefit Start Date or on an anniversary of his or her Benefit Start Date.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: For a Participant, a withdrawal from his or her interest in the Contract after his or her Rider Effective Date and before his or her Benefit Start Date; a withdrawal from his or her interest in the Contract on or after his or her Benefit Start Date to the extent that it exceeds the Benefit amount that is available with respect to his or her interest in the Contract on the date of payment. A withdrawal to pay Rider charges is never considered to be an Excess Withdrawal. An offset of a defaulted Loan of a Participant after his or her Rider Effective Date will be considered an Excess Withdrawal.
Group Rider Date: The issue date of this Rider. If the Contract is issued with this Rider, the Group Rider Date will be the Effective Date of the Contract. If this Rider is added to the Contract after the Effective Date of the Contract, the Group Rider Date will be the date that this Rider is added. The Group Rider Date is set out on the Rider Specifications page.
Ineligible Transfer: For a Participant, a transfer of funds after his or her Rider Effective Date from a Designated Sub-Account to a Sub-Account or Fixed Account option that is not a Designated Sub-Account. A transfer of funds to a Fixed Account option before his or her Benefit Start Date will not be an Ineligible Transfer to the limited extent that it is required as collateral for a Loan.
Insured: The person whose lifetime is used to measure the Benefits under this Rider with respect to the interest of a Participant in the Contract. For each such interest, the Insured is the Participant on his or her Rider Issue Date. The Insured cannot be changed after his or her Rider Issue Date.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by the interest of a Participant in the Contract.
Rider Anniversary: For a Participant, the date in each year that is the annual anniversary of his or her Rider Effective Date.
Rider Effective Date: For a Participant, his or her Certificate Effective Date or Certificate Anniversary on which this Rider is activated with respect to his or her interest in the Contract.

Rider Issue Date: For a Participant, the issue date of this Rider with respect to his or her interest in the Contract. If the Group Rider Date is on or before the Certificate Effective Date of the Participant, his or her Rider Issue Date will be the Effective Date of his or her Certificate. If the Group Rider Date is after the Effective Date of his or her Certificate, his or her Rider Issue Date will be the Group Rider Date. The Group Rider Date is set out on the Rider Specifications page. For a Participant, the Rider Issue Date is set out on the Rider Specifications page of his or her Certificate.
Rider Year: For a Participant, each twelve (12) month period that begins on his or her Rider Effective Date or a Rider Anniversary.
Spousal Benefit: A Benefit available after the death of the Insured for the remaining life of the Spouse.
Spouse: For a Participant, the person who is the spouse of the Insured as of his or her Rider Effective Date. A spouse will cease to be considered the Spouse if the marriage of the Insured and Spouse is terminated by divorce, dissolution, annulment, or for other cause apart from the death of the Insured. For a Participant, a new spouse cannot be substituted after his or her Rider Effective Date.
GENERAL PROVISIONS
Activation
Except as provided below, a Participant may elect to activate this Rider with respect to his or her interest in the Contract on his or her Certificate Effective Date or on any Certificate Anniversary. A Participant may not activate this Rider if:
1)	we are no longer issuing this Rider with any new annuity contracts, and we prohibit further activations of this Rider on a nondiscriminatory basis; or

2)	the Insured is age 81 or older; or

3)	there is another guaranteed withdrawal benefit rider then in effect with respect to his or her interest in the Contract; or

4)	an event has occurred that would terminate this Rider with respect to his or her interest in the Contract.
At the time of activation, a Participant may elect to activate the Spousal Benefit if the Insured is married on that date. The election of a Spousal Benefit will not change the death benefit provisions of the Contract. A Spousal Benefit will only be of value if the Spouse is the sole Beneficiary of the Participant and elects to become the successor owner of his or her interest in the Contract.
Such elections are to be made by Written Request. Such elections must be made on or before the Certificate Effective Date or Certificate Anniversary of the Participant on which this Rider is to take effect with respect to his or her interest in the Contract.

Required Transfers
Prior to activation of this Rider with respect to his or her interest in the Contract, the Participant must transfer his or her Account Value to such Designated Sub-Account(s) as he or she may elect.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	at the time of activation, there is no requirement that a Participant transfer the portion of his or her Fixed Account value that is then needed as collateral for a Loan;

2)	from time to time after activation and before his or her Benefit Start Date, we may require a Participant to transfer to a Designated Sub-Account the portion of his or her Fixed Account value that is no longer needed as collateral for a Loan; a Participant must make this transfer within thirty (30) days of our written notice to him or her of this requirement;

3)	on or before his or her Benefit Start Date, a Participant must pay off the Loan and transfer to a Designated Sub-Account the portion of his or her Fixed Account value that is no longer needed as collateral.
A failure to make a transfer required above will terminate this Rider with respect to the interest of a Participant in the Contract. An Ineligible Transfer after activation will terminate this Rider with respect to the interest of a Participant in the Contract.
Misstatement
If the age of the Insured or the Spouse has been misstated, we will adjust the Benefit amount to the amount that would have been available based on the correct age. This adjustment will only apply to Benefit payments made after we are notified of the correct age. If the Benefit amount based on the correct age would have been lower, we will treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust the values of the interest of the Participant in the Contract and his or her Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. This Rider will terminate with respect to the interest of the Participant in the Contract if the adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.
Rights of Insured Not Transferable
For each Participant, this Rider covers the named Insured on the Rider Specifications page of his or her Certificate. It may also cover the spouse of the Insured, determined as of his or her Rider Effective Date. It does not cover any other person. Rights to Benefits under this Rider cannot be transferred or assigned except to the Insured, or in the case of a Spousal Benefit, to the Spouse.
Declining this Rider
A Participant may decline this Rider with respect to his or her interest in the Contract at any time by Written Request.

RIDER CHARGES
Rider Charge Amounts
There is an annual charge for this Rider once it is activated with respect to the interest of a Participant in the Contract. The annual charge will be equal to the Benefit Base Amount for the Participant multiplied by the Rider Charge Rate for the Participant. For this purpose, the Benefit Base Amount for the Participant is determined as of the date immediately before the date that the charge is paid. The Rider Charge Rates on the Group Rider Date are set out on the Rider Specifications page.
We may change the Rider Charge Rates for a Participant at any time or times that he or she resets values under the Reset Base Amount provision of this Rider. The Rider Charge Rates for a Participant will never exceed the maximum Rider Charge Rates set out on the Rider Specifications page. Changes, if any, in the Rider Charge Rates for a Participant will be effective for his or her Rider Year immediately following the change.
Rider Charge Payments
The charge for this Rider for a Participant is taken annually at the end of each of his or her Rider Years. The first (1st) annual charge for this Rider for a Participant is due on his or her first (1st) Rider Anniversary. The annual charge for each subsequent Rider Year is due on his or her next Rider Anniversary. In addition, a prorated portion of the annual charge will be taken upon the surrender of his or her interest in the Contract or the termination of this Rider with respect to his or her interest in the Contract. We will take the charge for this Rider as withdrawals from the Account Value of the Participant. No contingent deferred sales charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for this Rider with respect to the interest of a Participant in this Contract will be permanently waived once his or her Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
The Benefit Start Date for a Participant is the date that he or she first chooses to take a Benefit payment under this Rider. A Participant may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
The Benefit Start Date for a Participant may not be before the Insured reaches the youngest age found on the Benefit Percentage table. If a Spousal Benefit is in effect, then the Benefit Start Date may also not be before the Spouse reaches the youngest age found on the Benefit Percentage Table. The Benefit Percentage Table is set out on the Rider Specifications page.
A Participant must pay off all Loans on or before his or her Benefit Start Date. The Benefit Start Date for a Participant may not be after the date that this Rider terminates with respect to his or her interest in the Contract.

Benefit Amount
With respect to the interest of a Participant in the Contract, the Benefit amount available to be taken within a Benefit Year is equal to his or her Benefit Base Amount multiplied by his or her Benefit Percentage.
The Benefit Percentage of a Participant is fixed on his or her Benefit Start Date based on the table set out on the Rider Specifications page. The Benefit Percentage of a Participant is based on the age of the Insured on his or her Benefit Start Date, unless a Spousal Benefit is in effect. If a Spousal Benefit is in effect, then it is based on the younger of the age of the Insured or the age of the Spouse on his or her Benefit Start Date.
With respect to the interest of a Participant in the Contract, the Benefit available at any point during a Benefit Year will never be less than the required minimum distribution (“RMD”) due for the calendar year that ends with or within the Benefit Year. The RMD is the amount, if any, that is required to be distributed from his or her interest in the Contract under Section 401(a)(9) of the Code or the similar provisions of federal tax law to the extent applicable to the Contract. For this purpose, the RMD will be computed based on the values of his or her interest in the Contract without considering any other annuity or tax-qualified account. The RMD will be reduced by all prior withdrawals or Benefit payments from his or her interest in the Contract made in such calendar year. In calculating the RMD for this purpose, we may choose to disregard changes in the federal tax law that are made after the Group Rider Date if such changes would increase the RMD. We will notify you if we make this choice.
Benefit Base Amount
The Benefit Base Amount of a Participant at any time on or before his or her Benefit Start Date is the greater of:
1)	his or her Rollup Base Amount; or

2)	his or her Reset Base Amount, if any.
The Benefit Base Amount of a Participant at any time after his or her Benefit Start Date is equal to:
1)	his or her Benefit Base Amount on his or her Benefit Start Date; less

2)	adjustments for Excess Withdrawals that are made on or after his or her Benefit Start Date.
There is no adjustment to the Benefit Base Amount of a Participant for amounts taken as Benefit payments.
Rollup Base Amount
The Rollup Base Amount of a Participant is equal to:
1)	his or her Account Value on his or her Rider Effective Date; plus

2)	Purchase Payments received for his or her interest in the Contract since his or her Rider Effective Date; plus

3)	his or her Rollup Benefits credited, and less

4)	adjustments for Excess Withdrawals that are made before his or her Benefit Start Date.

The Rollup Benefits are set out on the Rider Specifications page. They are credited to the Rollup Base Amount of a Participant at the end of each of his or her Rider Years, for up to the maximum number of years stated as measured from his or her Rider Effective Date. Each credit is calculated as a percentage of his or her Account Value on his or her Rider Effective Date, plus Purchase Payments received to his or her interest in the Contract since his or her Rider Effective Date, and minus his or her Fixed Account value, if any, at the end of the Rider Year. There is no compounding. The credit for a Purchase Payment received during the Rider Year will be prorated. No Rollup Benefits will be credited with respect to the interest of a Participant in the Contract after there has been a withdrawal from his or her interest in the Contract after his or her Rider Effective Date other than to pay Rider charges.
Reset Base Amount
The Reset Base Amount of a Participant is equal to:
1)	his or her Account Value on his or her most recent Reset Date; less

2)	adjustments for Excess Withdrawals that are made after his or her most recent Reset Date and before his or her Benefit Start Date.
A Reset Date is a Rider Anniversary or his or her Benefit Start Date for which the Participant elects a reset. The election must be received by us before his or her Benefit Start Date and no later than thirty (30) days after the Reset Date itself. No Reset Date can be after his or her Benefit Start Date. A reset election must be made by Written Request.
Adjustment for Excess Withdrawals
The Benefit Base Amount of a Participant is adjusted for any Excess Withdrawal from his or her interest in the Contract after his or her Rider Effective Date. Each adjustment is made on the date that the Excess Withdrawal is taken. The amount of the adjustment is proportional to the reduction in his or her Account Value on account of the Excess Withdrawal.
Benefit Payments
Benefit payments with respect to the interest of a Participant in the Contract will be made at any time or times on or after his or her Benefit Start Date upon the Written Request of the Participant. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. A Participant may not take a Benefit payment of less than $50. Benefit amounts available for a Benefit Year but not taken may not be carried over to the next Benefit Year.
Until the Account Value of the Participant is exhausted, Benefits are paid in the form of withdrawals from his or her interest in the Contract. After that, Benefits are paid under the Rider itself.
The right to take Benefit payments will continue for the life of the Insured so long as this Rider remains in effect with respect to the interest of the Participant in the Contract. If the Participant elects a Spousal Benefit, then the right to take Benefit payments will continue after the death of the Insured for the life of the Spouse so long as this Rider remains in effect with respect to the interest of the Participant in the Contract. All Benefit payments will stop if this Rider terminates with respect to the interest of the Participant in the Contract.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.

EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After the Rider Effective Date of a Participant, we may decline to accept Purchase Payments to his or her interest in the Contract in excess of $50,000 per Certificate Year. Before or after the Rider Effective Date of a Participant, we may decline to accept any further Purchase Payments to his or her interest in the Contract if we are no longer issuing annuity contracts with this Rider unless the Participant declines or terminates this Rider with respect to his or her interest in the Contract.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the interest of a Participant in the Contract to pay charges for this Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to a contingent deferred sales charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal;

3)	it may reduce his or her Account Value below the minimum that is otherwise required;

4)	we will not terminate his or her interest in the Contract if such withdrawals reduce his or her Account Value below such minimum; and

5)	it may completely exhaust his or her Account Value.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without a contingent deferred sales charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited
A Participant must pay off all Loans on or before his or her Benefit Start Date. A Participant may not take a new Loan on or after his or her Benefit Start Date so long as this Rider is in effect with respect to his or her interest in the Contract.
Continuation of Contract
If the Account Value of a Participant is completely exhausted by payment of Rider charges or Benefits, the interest of the Participant in the Contract will not terminate until the Rider terminates with respect to his or her interest in the Contract. However, no further Purchase Payments may be made to his or her interest in the Contract.

TERMINATION
All rights under this Rider with respect to the interest of a Participant in the Contract terminate:
1)	upon his or her Written Request to decline or terminate this Rider with respect to his or her interest in the Contract;

2)	upon a failure to transfer funds with respect to his or her interest in the Contract as called for by Required Transfers provision of this Rider;

3)	upon an Ineligible Transfer with respect to his or her interest in the Contract;

4)	upon an Excess Withdrawal from his or her interest in the Contract that reduces his or her Benefit Base Amount below $1,250;

5)	upon the surrender or annuitization of his or her interest in the Contract;

6)	upon a death that would give rise to a death benefit with respect to his or her interest in the Contract, unless the Spouse is the sole Beneficiary and elects to become the successor owner of his or her interest in the Contract;

7)	upon the death of the Insured before his or her Benefit Start Date; or

8)	upon the complete payment of all Benefits under this Rider with respect to his or her interest in the Contract.

GUARANTEED LIFETIME WITHDRAWAL BENEFITS RIDER
Not Transferable